Exhibit 99.1

Company Release – 07/29/2026

GBank Financial Holdings Inc. Announces Second Quarter 2026 Financial Results

LAS VEGAS, NV, July 29, 2026 -- GBank Financial Holdings Inc. (the “Company”) (NASDAQ: GBFH), the parent company of GBank (the “Bank”), today reported net income of $5.5 million, or $0.38 per diluted share, for the quarter ended June 30, 2026, compared to $1.3 million, or $0.09 per diluted share during the first quarter of 2026, and $4.8 million, or $0.33 per diluted share, for the second quarter of 2025. For the six months ended June 30, 2026, net income was $6.8 million, or $0.47 per diluted share, compared to $9.2 million, or $0.65 per diluted share, for the comparable six-month period of 2025. Excluding the impact of credit card fraud losses recorded during the first quarter of 2026, adjusted net income(1) for the six months ended June 30, 2026 was $10.1 million, or $0.69 adjusted diluted earnings per share(1).

Second Quarter 2026 Comments (Unaudited)

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Net revenue(1) of $22.0 million, a record quarter for the Company, and an 11.7% increase compared to the first quarter of 2026

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Pre-provision net revenue(1) of $10.0 million, up $6.2 million from $3.8 million for the first quarter of 2026

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Total assets under management, including $1.2 billion of sold loans for which servicing is retained, were $2.6 billion as of June 30, 2026

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Net Interest Margin declined to 3.78% from 3.86% in the quarter ended March 31, 2026. A decline in yield on Loans and Loans Held For Sale (“Loans”) to 7.31% from 7.38% was the primary driver of this decline, however average balances of Loans increased $60.5 million in the quarter resulting in an increase in interest income on Loans of $1.1 million over the previous quarter.

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Gain on loan sales of $5.5 million on loans sold of $110.1 million, compared to gain on loan sales of $3.8 million on loans sold of $79.0 million for the first quarter of 2026

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Gain on loan sales margin(1) of 5.04% compared to 4.79% for the first quarter of 2026

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U.S. Small Business Administration (“SBA”) lending and commercial banking loan originations of $132.3 million, compared to $208.1 million for the first quarter of 2026

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Non-performing assets, excluding guaranteed portions(1), of $23.3 million as of June 30, 2026, representing 1.63% of total assets compared to $13.2 million as of March 31, 2026, representing 0.70% of total assets

Comments from Ed Nigro, Executive Chairman and CEO

“First, I want to welcome GBank President/CEO and Director, Jeff Newgard. Since June 8th, we have hit the ground running and he has my utmost respect and admiration – he is a valued addition and I’m confident we are going to achieve great things together.”

“Also, despite several near-term challenges during the quarter, the core bank remains fundamentally strong with substantive growth. We generated record revenues, maintained strong loan production, and continue to originate high-quality assets at attractive yields. While elevated nonperforming assets, retail credit card delinquencies, and net interest margin pressure impacted quarterly results, we have taken decisive actions to strengthen credit administration, optimize our balance sheet, and position the Bank for improved financial performance going forward,” continued Mr. Nigro.

“Most importantly, the recently announced BVNKROLL/AXES agreement is a significant accomplishment and requires additional comment. First, within 90 days of announcing the formation of the BVNKROLL – a joint venture equally owned by BoltBetz and our affiliate BCS, owned 32.99% by GBFH, we have our first signed client contract. Second, AXES is a cloud-based all-digital casino management platform. By incorporating our complete payment solution into the AXES intelligent management system (IMS), AXES will be giving their operating customers something no legacy CMS has ever offered: a single, real-time payments process that spans the gaming floor, the digital wallet, and the financial transaction, all in one platform.This agreement validates the BVNKROLL business strategy and is the first step towards imbedding GBank into the cashless payments operations of the bricks and mortar casino industry. AXES currently serves sixty-seven gaming operators and distributors across twelve states, has a global footprint spanning over thirty countries and millions of customers. GBank, BCS and BVNKROLL could not be more enthusiastic about this agreement,” concluded Mr. Nigro.

Financial Results

Income Statement

Net interest income totaled $12.8 million for the second quarter of 2026, reflecting an increase of $610 thousand, or 5.0%, compared to $12.2 million for the first quarter of 2026, and an increase of $413 thousand, or 3.3%, compared to the second quarter of 2025.

The increase in net interest income when compared to both the first quarter of 2026 and the same quarter of 2025 was primarily volume driven, as higher interest income from growth in average loan, interest-bearing cash balances, and investments more than offset increases in interest expense resulting from higher average balances of interest-bearing deposits.

The yield on investment securities was 4.64% for the second quarter of 2026, compared to 4.39% for the first quarter of 2026 and 4.73% for the second quarter of 2025. The increase in investment yield when compared to the prior quarter was the result of the full-quarter impact of $51.6 million of available for sale mortgage-backed securities purchased during the first quarter of 2026, as well as $7.9 million of available for sale mortgage-backed securities purchased during the second quarter of 2026. The change when compared to the previous year was the result of changing investment mix over the previous twelve month period designed to address asset-liability management objectives.

The Company’s net interest margin for the second quarter of 2026 was 3.78%, compared to 3.86% for the first quarter of 2026 and 4.31% for the second quarter of 2025. The decrease in net interest margin during the second quarter of 2026 when compared to the previous quarter was the result of both (i) a decline in the yield on loans to 7.31% from 7.38%, and (ii) the first quarter of 2026 reflecting a one-time special dividend on restricted stock held at the Federal Home Loan Bank of San Francisco ("FHLB") of $158 thousand while simultaneously lowering future dividend rates from 8.75% to 4.75%. The year-over-year decline in quarterly net interest margin reflects the impact of a cumulative 75 basis point reduction in the target federal funds rate on the Company’s variable-rate loan portfolio over the preceding twelve months.

The Company recorded a provision for credit losses on loans of $2.8 million for the second quarter of 2026, compared to $2.3 million of provision expense recorded during the first quarter of 2026, and $1.1 million of provision expense recorded during the second quarter of 2025. Please refer to information under the heading "Asset Quality" for more information regarding the provision for credit losses.

Non-interest income was $9.1 million for the second quarter of 2026, compared to $7.5 million for the first quarter of 2026, and $5.4 million for the second quarter of 2025. The increase of $1.6 million when compared to the first quarter of 2026 was primarily due to increases in net gains on sale of loans of $1.7 million. The $3.8 million increase in non-interest income during the second quarter of 2026 when compared to the second quarter of 2025 was primarily due to an increase in net gains on sales of loans of $3.0 million as well as increases of $498 thousand in loan servicing income and $288 thousand in net interchange fees.

Net revenue(1) totaled $22.0 million for the second quarter of 2026, representing an increase of $2.3 million, or 11.7%, compared to $19.6 million for the first quarter of 2026. Net revenue for the second quarter of 2026 increased $4.2 million, or 23.5%, when compared to $17.8 million for the second quarter of 2025.

Non-interest expense was $12.0 million during the second quarter of 2026, compared to $15.9 million for the first quarter of 2026 and $10.4 million for the second quarter of 2025. The quarter-over-quarter decrease in non-interest expense was principally due to $4.2 million of third-party credit card fraud expense recorded during the first quarter of 2026.

The Company’s efficiency ratio was 54.7% for the second quarter of 2026, compared to 80.8% for the first quarter of 2026 and 58.5% for the second quarter of 2025. The higher efficiency ratio for the first quarter of 2026 was due primarily to the $4.2 million of third-party credit card fraud expense recorded as a component of non-interest expense.

Income tax expense was $1.6 million for the quarter ended June 30, 2026, compared to $139 thousand for the first quarter of 2026, and $1.5 million for the second quarter of 2025. The Company’s effective tax rate was 22.9% for the quarter ended June 30, 2026, compared to 9.4% for the quarter ended March 31, 2026, and 23.2% for the quarter ended June 30, 2025. Fluctuations in the effective tax rate are primarily driven by the timing and magnitude of certain stock-based compensation transactions that generate tax benefits for the Company, as well as changes in pre-tax earnings.

Net income was $5.5 million for the second quarter of 2026, an increase of $4.1 million from $1.3 million for the first quarter of 2026, and an increase of $707 thousand from $4.8 million during the second quarter of 2025. Diluted earnings per share were $0.38 for the second quarter of 2026, compared to $0.09 for the first quarter of 2026 and $0.33 for the second quarter of 2025.

(1) See Reconciliation of Non-GAAP Financial Measures

Balance Sheet

Total assets were $1.4 billion as of both June 30, 2026 and March 31, 2026, an increase of 16.2% from $1.2 billion as of June 30, 2025. The increase in total assets from June 30, 2025 was primarily driven by increases in loans and other assets. Total assets under management, including $1.2 billion of sold loans for which servicing is retained, totaled $2.6 billion as of June 30, 2026.

The investment securities portfolio increased by $3.7 million during the second quarter of 2026 primarily due to the purchase of two available for sale investment securities totaling $8.0 million. This increase was partially offset by principal paydowns.

Total loans, net of deferred fees and costs, were $1.0 billion as of June 30, 2026 and March 31, 2026, and $871.6 million as of June 30, 2025. Loans, net of deferred fees and costs increased $22.2 million during the second quarter of 2026 primarily due to an increase of $22.3 million in commercial real estate loans. The increase in loans, net of deferred fees and costs, of $175.7 million from June 30, 2025, was driven by an increases of $159.3 million in commercial real estate loans and $21.7 million in commercial and industrial loans. Total government guaranteed loans as a percentage of total loans(1) were 16.7% as of June 30, 2026, compared to 17.3% as of March 31, 2026, and 22.1% as of June 30, 2025.

The Company’s allowance for credit losses totaled $12.4 million as of June 30, 2026, compared to $10.8 million as of March 31, 2026, and $9.2 million as of June 30, 2025. Please refer to information under the heading "Asset Quality" for more information regarding the allowance for credit losses.

Deposits totaled $1.2 billion as of June 30, 2026 and March 31, 2026, an increase of $173.3 million from $1.0 billion as of June 30, 2025. The increase of $34.8 million from the prior quarter was driven by increases in non-interest bearing demand and savings and money market balances of $18.4 million and $71.6 million, respectively, due primarily to the expansion of existing customer relationships. These increases were partially offset by decreases of $13.2 million in interest bearing demand and $42.1 million in certificates of deposits. The increase compared to June 30, 2025 was driven by growth across all categories of deposits.

The Company’s ratio of loans to deposits was 86.9% as of June 30, 2026, compared to 87.5% as of March 31, 2026, and 84.4% as of June 30, 2025.

The Company had no short-term borrowings as of June 30, 2026, March 31, 2026, and June 30, 2025. As of June 30, 2026, the Company had approximately $457.5 million in available borrowing capacity from the Federal Reserve Bank of San Francisco, the Federal Home Loan Bank of San Francisco, and through its various fed funds lines of credit with its correspondent banks.

Subordinated notes outstanding totaled $30.3 million as of June 30, 2026 and March 31, 2026 and $26.1 million as of June 30, 2025. The year-over-year increase reflects the issuance of $11.0 million of subordinated debt issued in January 2026 maturing on January 15, 2036. This increase was partially offset by the redemption of $6.5 million of subordinated debt originally issued in 2020.

Stockholders’ equity was $172.8 million as of June 30, 2026, compared to $167.6 million as of March 31, 2026, and $151.7 million as of June 30, 2025. The increase in stockholders’ equity when compared to both the prior quarter and the prior year is attributable to increases in retained earnings resulting from net income earned during each respective period.

The Company’s ratio of common equity to total assets was 12.07% as of June 30, 2026 compared to 12.03% as of March 31, 2026 and 12.30% as of June 30, 2025. The Bank’s Tier 1 leverage ratio was 13.2% as of June 30, 2026 and March 31, 2026, and 13.8% as of June 30, 2025. The Company’s book value per share was $11.94 as of June 30, 2026, an increase of 3.1% from $11.58 as of March 31, 2026, and an increase of 12.3% from $10.63 as of June 30, 2025.

Asset Quality

The Company recorded a provision for credit loss expense for loans of $2.8 million for the second quarter of 2026, compared to $2.3 million recorded during the first quarter of 2026 and $1.1 million of provision expense recorded during the second quarter of 2025. The provision for credit losses for loans during the second quarter of 2026 reflects (i) $1.2 million of charge offs recorded during the second quarter of 2026 for certain commercial real estate - owner occupied, commercial real estate - non-owner occupied, and commercial and industrial loans, (ii) an increase of $919 thousand related to specific reserves on individually evaluated commercial real estate - owner occupied, commercial real estate - non-owner occupied, and commercial and industrial loans, and (iii) an increase in reserve for credit cards of $771 thousand due to elevated delinquency levels of the non-gaming credit card holders.

(1) See Reconciliation of Non-GAAP Financial Measures

The Company’s allowance for credit losses totaled $12.4 million as of June 30, 2026, compared to $10.8 million as of March 31, 2026, and $9.2 million as of June 30, 2025. The allowance for credit losses as a percentage of total loans was 1.19% as of June 30, 2026, compared to 1.05% as of March 31, 2026 and 1.06% as of June 30, 2025. The allowance for credit losses as a percentage of total loans, excluding government guaranteed portions(1), was 1.42% as of June 30, 2026, compared to 1.27% as of March 31, 2026, and 1.36% as of June 30, 2025. The increase in this ratio was largely driven by an increase in specific reserves assigned to collateral-dependent non-performing loans.

Net loan charge offs in the second quarter of 2026 totaled $1.2 million, or 0.42% of average net loans (annualized), compared to net loan charge offs of $1.5 million, or 0.57% of average net loans (annualized) in the first quarter of 2026 and $870 thousand of net loan charge offs, or 0.38% of average net loans (annualized) during the second quarter of 2025.

The balance of other real estate owned increased to $5.7 million as of June 30, 2026 compared to $4.4 million as of March 31, 2026. The Company had no other real estate owned as of June 30, 2025. The increase in other real estate owned during the second quarter of 2026 was attributable to the completion of foreclosure proceedings on two commercial real estate - non-owner occupied properties totaling $2.0 million. This increase was partially offset by the sale of one commercial real estate - non-owner occupied property during the second quarter of 2026 totaling $765 thousand.

Non-performing assets totaled $60.2 million as of June 30, 2026, an increase of $16.0 million from $44.1 million as of March 31, 2026, and an increase of $41.8 million from $18.4 million as of June 30, 2025. The increase was driven by $14.7 million of commercial real estate and commercial and industrial loans transferred to nonaccrual status during the quarter. These loans are primarily collateralized by hotel/motel properties, business assets, and single-family residential properties. Contributing to the increase was the addition of $4.3 million of loans ninety days past due and accruing, comprised of certain commercial real estate, commercial and industrial, and consumer loans.

Our non-performing assets to total assets ratio was 4.20% as of June 30, 2026, compared to 3.17% as of March 31, 2026, and 1.49% as of June 30, 2025. At June 30, 2026, this ratio includes government guaranteed balances of $36.9 million in the balance of non-performing assets (numerator). Excluding the government guaranteed portion of non-performing assets(1), total at-risk non-performing assets were $23.3 million as of June 30, 2026 and the ratio of non-performing assets excluding the government guaranteed portion(1) reflects 1.63% of total assets.

The Company continuously monitors its non-performing asset portfolio and believes the financial risk related to these assets is well contained. In making this assessment, it is important to consider the process we undertake when a collateralized SBA non-performing asset requires collection efforts. Historically, we have repurchased the sold portion of the government guaranteed loan to complete the foreclosure and resale of the property. This process immediately increases the non-performing asset balance on our balance sheet to include the government guaranteed portion – thus the importance of always adjusting for the government guaranteed portion of the non-performing assets as well as considering our “off balance sheet” assets consisting of the sold portion of USDA and SBA guaranteed loans of $1.2 billion that increase our total assets under management to $2.6 billion. During the second quarter of 2026, we began transitioning to a process whereby the USDA or SBA will repurchase the sold portion of the non-performing loan.

Other Financial and Operational Highlights

SBA Lending and Commercial Banking

SBA lending and commercial loan originations totaled $132.3 million during the second quarter of 2026, compared to $208.1 million for the first quarter of 2026 and $160.7 million for the second quarter of 2025.

We continue to see improvement in our pretax gain on sale of loans margin as the average pretax gain on sale of loans margin was 5.04% for the second quarter of 2026, compared to 4.79% for the first quarter of 2026, and 3.16% for the second quarter of 2025. This improvement in pricing quarter-over-quarter, along with the volume increase of $31.0 million in loan sales, resulted in a 46.3% increase in gain on sale of loans when compared to the first quarter of 2026.

(1) See Reconciliation of Non-GAAP Financial Measures

Gaming and Financial Technology Operations

Our Gaming and Financial Technology businesses continue their transition from development to commercialization and scale. During the quarter, Bankroll LLC ("BVNKROLL"), our partner through our equity investment in BankCard Services, LLC ("BCS"), entered into an agreement with AXES AI that expands the availability of our slot and gaming payments platform to sixty-seven operators across twelve states. In addition, AXES' Intelligent Management System ("AXES IMS") platform may provide future growth opportunities for the expansion of our payments and account infrastructure.

Credit Card

Gaming-related credit card transaction volume declined to $84.2 million during the second quarter following the decision by certain major sports betting operators and their affiliates to discontinue credit cards as a funding source. While the number of active cardholders remained relatively stable, transaction activity among higher-limit sports and iGaming customers moderated during the quarter. Based on current activity levels, we anticipate quarterly transaction volume with these operators to stabilize in the range of approximately $45 million to $50 million. We believe the introduction of our Visa Prepaid Card program may provide an alternative funding source for our customers.

During the quarter, we recorded an additional provision for credit losses of approximately $771,000 related to retail credit card delinquencies. These accounts were primarily generated through a direct-mail marketing campaign that was discontinued last year. We do not currently market to retail credit card customers, and the size of this portfolio continues to decline. We expect the combination of a shrinking portfolio and enhanced collection procedures to contribute to improved credit performance over time.

Despite the recent decline in sports betting-related transaction volume, we continue to believe there is a significant opportunity for gaming-focused credit products within traditional casino and distributed gaming markets. We intend to integrate both our credit and prepaid card products as funding sources within BVNKROLL and BoltBetz-supported wallet platforms, which we believe may provide additional opportunities for transaction, deposit, and fee-based revenue.

Visa Prepaid Card

Our Visa Prepaid Card program is currently in testing, with commercial launch expected during the fourth quarter of 2026. The card will be integrated with GBank's PPA infrastructure, providing account functionality and connectivity within our gaming payments ecosystem.

The card will also be integrated into BVNKROLL-supported wallet platforms, enabling customers to move funds between participating gaming operators and affiliated payment channels. We believe this product will enhance our gaming payments offering and provide additional opportunities for transaction, deposit, and fee income growth.

BVNKROLL

During the first quarter, we announced the formation of the BVNKROLL/BCS joint venture. During the second quarter, BVNKROLL further expanded its potential market reach through its agreement with AXES AI.

The AXES relationship reflects the distinction between our BoltBetz and BVNKROLL platforms. BoltBetz operates as a direct-to-operator platform through which we manage operator relationships and the patron experience. BVNKROLL functions as an infrastructure platform that enables enterprise partners to utilize our technology and banking infrastructure while maintaining ownership of operator relationships, branding, marketing, and business development activities. As additional operators are added through the AXES platform, new patron PPA accounts may be established with GBank without requiring corresponding incremental direct marketing expenditures by the Company.

BoltBetz

During the second quarter of 2026, Terrible's Gaming received approval from the Nevada Gaming Control Board to deploy the BoltBetz platform with GBank holding player funds. The approval was received approximately 60 days after application submission which is reflective of the prior approved BoltBetz/GBank process.

The BoltBetz deployment at Distill Taverns continues to provide meaningful data regarding patron adoption and usage patterns. Following the implementation of Version 2 platform enhancements, customer registrations increased approximately fourfold. Initial operating results indicate limited customer resistance to identity verification requirements necessary for regulatory compliance. Current efforts are focused on increasing customer registrations, visit frequency, and patron engagement as deployment continues to expand.

Earnings Call

The Company will host its second quarter 2026 earnings call on Wednesday, July 29, 2026 at 2:00 p.m. PST. Interested parties can participate remotely via Internet connectivity. There will be no physical location for attendance.

Interested parties may register for the event using this link:

https://gbank-financial-earnings-q226.open-exchange.net/registration

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Through our wholly owned bank subsidiary, GBank, we operate two full-service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at www.gbankfinancialholdings.com/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect the Company’s current views with respect to future events and the Company’s financial performance. Any statements about the Company’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases, and include, but are not limited to, statements made by Mr. Nigro. The Company cautions that the forward-looking statements in this press release are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Factors that could cause such changes include, but are not limited to, (i) the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; (ii) potential recession in the United States and our market areas; (iii) the impacts related to or resulting from uncertainty in the banking industry as a whole; (iv) increased competition for deposits in our market areas and related changes in deposit customer behavior; (v) the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or further reductions in interest rates and a resulting decline in net interest income; (vi) the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas; (vii) the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; (viii) changes in unemployment rates in the United States and our market areas; (ix) adverse changes in customer spending and savings habits; (x) declines in commercial real estate values and prices; (xi) a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainty regarding United States fiscal debt, deficit and budget matters; (xii) cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; (xiii) severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events, including as a result of the policies of the current U.S. presidential administration or Congress; (xiv) the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; (xv) competition and market expansion opportunities; (xvi) changes in non-interest expenditures or in the anticipated benefits of such expenditures; (xvii) the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; (xviii) current or future litigation, regulatory examinations or other legal and/or regulatory actions; and (xix) changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which the Company’s business and future financial performance are subject is contained in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2025 and other documents the Company files with the SEC from time to time. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which the Company is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law.

For Further Information, Contact:

GBank Financial Holdings Inc.

Edward M. Nigro

Executive Chairman and CEO

702-851-4200

enigro@g.bank

GBank Financial Holdings Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

						Linked Quarter		Quarter Year-Over-Year
						6/30/26 vs. 3/31/26		6/30/26 vs. 6/30/25
($’s in 000, except per share data)	June 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	$ Var	% Var	$ Var	% Var
Assets
Cash and Due From Banks	$6,726	$4,960	$5,326	$4,988	$11,877	$1,766	35.6%	$(5,151)	-43.4%
Interest-Bearing Deposits With Other Financial Institutions	134,603	103,134	192,538	98,402	131,352	31,469	30.5%	3,251	2.5%
Total Cash and Cash Equivalents	141,329	108,094	197,864	103,390	143,229	33,235	30.7%	(1,900)	-1.3%

Investment Securities:
Available For Sale, at Fair Value	115,018	111,320	71,038	85,774	82,886	3,698	3.3%	32,132	38.8%
Held to Maturity, at Amortized Cost	-	-	-	38,578	39,515	-	0.0%	(39,515)	-100.0%
Loans Held For Sale	50,848	74,507	46,009	66,791	45,242	(23,659)	-31.8%	5,606	12.4%
Loans, Net of Deferred Fees and Costs:
Commercial and Industrial	80,766	81,623	80,216	66,226	59,021	(857)	-1.0%	21,745	36.8%
Commercial Real Estate - Non-owner Occupied	849,634	823,966	750,565	743,084	682,021	25,668	3.1%	167,613	24.6%
Commercial Real Estate - Owner Occupied	88,216	91,578	94,576	97,396	96,526	(3,362)	-3.7%	(8,310)	-8.6%
Construction and Land Development	2,255	2,270	2,288	2,115	4,371	(15)	-0.7%	(2,116)	-48.4%
Multifamily	18,836	18,930	18,950	18,979	18,987	(94)	-0.5%	(151)	-0.8%
Residential	1,284	816	1,316	3,828	6,810	468	57.4%	(5,526)	-81.1%
Consumer	6,361	5,953	11,358	8,963	3,894	408	6.9%	2,467	63.4%
Total Loans, Net of Deferred Fees and Costs	1,047,352	1,025,136	959,269	940,591	871,630	22,216	2.2%	175,722	20.2%
Less: Allowance for Credit Losses	(12,418)	(10,755)	(9,890)	(10,577)	(9,205)	(1,663)	15.5%	(3,213)	34.9%
Total Net Loans	1,034,934	1,014,381	949,379	930,014	862,425	20,553	2.0%	172,509	20.0%

Loan Servicing Asset	12,270	11,376	11,140	10,621	9,736	894	7.9%	2,534	26.0%
Restricted Investment in Bank Stock	5,797	5,513	5,513	5,513	5,513	284	5.2%	284	5.2%
All Other Assets	71,506	68,621	78,548	60,697	43,878	2,885	4.2%	27,628	63.0%
Total Assets	$1,431,702	$1,393,812	$1,359,491	$1,301,378	$1,232,424	$37,890	2.7%	$199,278	16.2%
Liabilities
Non-Interest Bearing Demand	$233,444	$215,063	$214,127	$227,921	$228,913	$18,381	8.5%	$4,531	2.0%
Interest Bearing Demand	65,995	79,186	70,966	63,741	57,254	(13,191)	-16.7%	8,741	15.3%
Savings and Money Market	353,066	281,426	289,038	281,435	309,559	71,640	25.5%	43,507	14.1%
Certificates of Deposit	553,227	595,290	568,564	519,080	436,738	(42,063)	-7.1%	116,489	26.7%
Total Deposits	1,205,732	1,170,965	1,142,695	1,092,177	1,032,464	34,767	3.0%	173,268	16.8%

Short-Term Borrowings	-	-	371	-	-	-	0.0%	-	-100.0%
Subordinated Debt	30,328	30,326	26,163	26,144	26,126	2	0.0%	4,202	16.1%
Operating Lease Liability	5,382	5,571	5,757	5,942	6,121	(189)	-3.4%	(739)	-12.1%
Other Liabilities	17,450	19,328	18,750	18,922	15,964	(1,878)	-9.7%	1,486	9.3%
Total Liabilities	1,258,892	1,226,190	1,193,736	1,143,185	1,080,675	32,702	2.7%	178,217	16.5%

Equity
Common Stock	1	1	1	1	1	-	0.0%	-	0.0%
Additional Paid-in Capital	82,606	81,999	80,405	80,016	79,291	607	0.7%	3,315	4.2%
Retained Earnings	92,143	86,681	85,366	77,970	73,662	5,462	6.3%	18,481	25.1%
Accumulated Other Comprehensive (Loss) Income	(1,940)	(1,059)	(17)	206	(1,205)	(881)	83.2%	(735)	61.0%
Total Stockholders’ Equity	172,810	167,622	165,755	158,193	151,749	5,188	3.1%	21,061	13.9%
Total Liabilities & Stockholders’ Equity	$1,431,702	$1,393,812	$1,359,491	$1,301,378	$1,232,424	$37,890	2.7%	$199,278	16.2%

Book Value Per Common Share	$11.94	$11.58	$11.52	$11.07	$10.63	$0.36	3.1%	$1.31	12.3%

GBank Financial Holdings Inc.

Condensed Consolidated Income Statements

(Unaudited)

	Three Months Ended					Six Months Ended
($’s in 000, except per share data)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Interest Income
Loans	$20,093	$18,958	$20,196	$18,919	$17,659	$39,051	$34,495
Deposits With Other Financial Institutions	1,296	1,257	1,018	1,160	1,365	2,553	2,557
Investment Securities	1,326	1,102	1,404	1,421	1,414	2,428	2,695
Other Interest Bearing Balances	14	277	121	122	117	291	217
Total Interest Income	22,729	21,594	22,739	21,622	20,555	44,323	39,964

Interest Expense
Deposits	9,509	8,893	8,998	8,339	7,905	18,402	15,135
Short-term Borrowings and Subordinated Debt	419	510	286	285	262	929	547
Total Interest Expense	9,928	9,403	9,284	8,624	8,167	19,331	15,682

Net Interest Income	12,801	12,191	13,455	12,998	12,388	24,992	24,282
(Provision) Net Benefit for Credit Losses - Loans	(2,829)	(2,323)	130	(2,207)	(1,079)	(5,152)	(1,789)
Net (Provision) Benefit for Credit Losses - Unfunded Commitments	(15)	30	52	(12)	(13)	15	(24)
Net Interest Income after Provision for Credit Losses	9,957	9,898	13,637	10,779	11,296	19,855	22,469

Non-Interest Income
Gain on Sales of Loans	5,544	3,790	3,625	3,592	2,593	9,334	5,130
Loan Servicing Income	1,248	998	963	762	750	2,246	1,453
Service Charges and Fees	86	58	56	60	54	144	110
Net Interchange Fees	1,823	2,191	1,806	2,406	1,535	4,014	3,538
Gain on Sale of Investment Securities	-	-	426	-	-	-	-
Other Income	448	417	387	357	452	865	616
Total Non-Interest Income	9,149	7,454	7,263	7,177	5,384	16,603	10,847

Non-Interest Expenses
Salaries and Employee Benefits	6,808	6,750	6,237	6,589	6,235	13,558	12,635
Occupancy Expenses	399	410	410	418	400	809	792
Other Expenses	4,791	8,716	4,813	5,310	3,761	13,507	7,876
Total Non-Interest Expenses	11,998	15,876	11,460	12,317	10,396	27,874	21,303

Income Before Provision For Income Taxes	7,108	1,476	9,440	5,639	6,284	8,584	12,013
Provision For Income Taxes	(1,625)	(139)	(2,026)	(1,282)	(1,486)	(1,764)	(2,710)
Net Income Before Equity Investment Loss	5,483	1,337	7,414	4,357	4,798	6,820	9,303
Net Loss Attributable to Equity Investment	(21)	(22)	(18)	(49)	(43)	(43)	(78)
Net Income	$5,462	$1,315	$7,396	$4,308	$4,755	$6,777	$9,225

Earnings Per Share	$0.38	$0.09	$0.52	$0.30	$0.33	$0.47	$0.65
Earnings Per Share (Diluted)	$0.38	$0.09	$0.51	$0.30	$0.33	$0.47	$0.63
Average Common Shares Outstanding	14,470	14,415	14,360	14,280	14,274	14,443	14,265
Diluted Average Common Shares Outstanding	14,544	14,506	14,555	14,525	14,551	14,511	14,536

GBank Financial Holdings Inc.

Quarter-to-Date Average Balances, Rates, and Interest Income and Expense

(Unaudited)

	For the Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
(Dollars in thousands)	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
ASSETS:
Interest Bearing Deposits	$134,527	$1,296	3.86%	$132,062	$1,257	3.86%	$115,974	$1,365	4.72%
Investment Securities:
Taxable	114,526	1,326	4.64%	101,725	1,102	4.39%	119,880	1,414	4.73%
Loans and Loans Held For Sale	1,102,289	20,093	7.31%	1,041,831	18,958	7.38%	911,028	17,659	7.77%
Restricted Investment in Bank Stock	5,750	14	0.98%	5,513	277	20.38%	5,362	117	8.75%
Total Earning Assets	1,357,092	22,729	6.72%	1,281,131	21,594	6.84%	1,152,244	20,555	7.16%

Cash and Due From Banks	6,804			6,108			6,782
Other Assets	67,682			68,981			41,894
Total Assets	$1,431,578			$1,356,220			$1,200,920

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Interest-bearing Demand	$69,922	498	2.86%	$73,173	521	2.89%	$60,320	316	2.10%
Money Market and Savings	339,718	3,113	3.68%	275,878	2,545	3.74%	303,814	2,929	3.87%
Certificates of Deposit	579,583	5,898	4.08%	569,474	5,828	4.15%	413,940	4,660	4.52%
Total Interest-Bearing Deposits	989,223	9,509	3.86%	918,525	8,893	3.93%	778,074	7,905	4.08%

Short-Term Borrowings	-	-	0.00%	14	-	0.00%	-	-	0.00%
Subordinated Debt	30,319	419	5.54%	29,008	510	7.13%	26,113	262	4.02%
Total Interest-Bearing Liabilities	1,019,542	9,928	3.91%	947,547	9,403	4.02%	804,187	8,167	4.07%

Noninterest-bearing Deposits	212,756			212,683			223,201
Other Liabilities	25,914			25,098			22,404
Stockholders’ Equity	173,366			170,892			151,128
Total Liabilities & Stockholders’ Equity	$1,431,578			$1,356,220			$1,200,920

Net Interest Income		$12,801			$12,191			$12,388

Total Yield on Earning Assets			6.72%			6.84%			7.16%
Cost on Interest-Bearing Liabilities			3.91%			4.02%			4.07%
Average Interest Spread			2.81%			2.82%			3.08%
Net Interest Margin			3.78%			3.86%			4.31%

(1) Ratios are annualized on an actual/actual basis

GBank Financial Holdings Inc.

Year-to-Date Average Balances, Rates, and Interest Income and Expense

(Unaudited)

	For the Six Months Ended
	June 30, 2026			June 30, 2025
(Dollars in thousands)	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
ASSETS:
Interest Bearing Deposits	$133,262	$2,553	3.86%	$109,338	$2,557	4.72%
Investment Securities:
Taxable	108,161	2,428	4.53%	112,591	2,695	4.83%
Loans and Loans Held For Sale	1,072,227	39,051	7.34%	888,982	34,495	7.82%
Restricted Investment in Bank Stock	5,632	291	10.42%	5,009	217	8.74%
Total Earning Assets	1,319,282	44,323	6.77%	1,115,920	39,964	7.22%

Cash and Due From Banks	6,497			6,501
Other Assets	68,328			40,543
Total Assets	$1,394,107			$1,162,964

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Interest-bearing Demand	$71,539	1,019	2.87%	$62,992	672	2.15%
Money Market and Savings	307,974	5,658	3.70%	284,060	5,340	3.79%
Certificates of Deposit	574,556	11,725	4.12%	399,899	9,123	4.60%
Total Interest-Bearing Deposits	954,069	18,402	3.89%	746,951	15,135	4.09%

Short-Term Borrowings	7	-	0.00%	-	-	0.00%
Subordinated Debt	29,667	929	6.32%	26,104	547	4.23%
Total Interest-Bearing Liabilities	983,743	19,331	3.96%	773,055	15,682	4.09%

Noninterest-bearing Deposits	212,720			221,050
Other Liabilities	25,508			21,278
Stockholders’ Equity	172,136			147,581
Total Liabilities & Stockholders’ Equity	$1,394,107			$1,162,964

Net Interest Income		$24,992			$24,282

Total Yield on Earning Assets			6.77%			7.22%
Cost on Interest-Bearing Liabilities			3.96%			4.09%
Average Interest Spread			2.81%			3.13%
Net Interest Margin			3.82%			4.39%

(1) Ratios are annualized on an actual/actual basis

GBank Financial Holdings Inc.

Additional Financial Information

(Unaudited)

	Three Months Ended					For the Six Months Ended
($’s in 000, except per share data)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Key Performance Metrics
Return on Average Assets-Net Income (1)	1.53%	0.39%	2.20%	1.37%	1.59%	0.98%	1.60%
Return on Average Stockholders’ Equity(1)	12.64%	3.12%	18.03%	10.89%	12.62%	7.94%	12.61%
Efficiency Ratio	54.66%	80.81%	55.31%	61.05%	58.50%	67.01%	60.64%
Net Interest Margin(1)	3.78%	3.86%	4.21%	4.35%	4.31%	3.82%	4.39%
Net Revenue(1)	$21,950	$19,645	$20,718	$20,175	$17,772	$41,595	$35,129
Common Equity / Assets	12.07%	12.03%	12.19%	12.16%	12.30%	12.07%	12.30%
Tier 1 Leverage Ratio - Bank	13.15%	13.39%	13.42%	13.72%	13.82%	13.15%	13.82%

Selected Loan Metrics
Guaranteed Portion of Loans Held for Sale	$50,848	$74,507	$46,009	$66,791	$45,242	$50,848	$45,242
Guaranteed Portion of Loans Held for Investment	174,971	177,617	183,739	193,688	192,324	174,971	192,324
Total Guaranteed Loans	225,819	252,124	229,748	260,479	237,566	225,819	237,566
Guaranteed Loans as a Percent of Total Loans(2)	16.7%	17.3%	19.2%	20.6%	22.1%	16.7%	22.1%
SBA Loan Originations	$131,420	$189,851	$106,744	$207,683	$132,256	$321,271	$261,607
SBA Loans Sold	$110,075	$79,036	$92,258	$110,820	$82,140	$189,111	$150,860
Gain on Loan Sales Margin(2)	5.04%	4.79%	3.93%	3.24%	3.16%	4.94%	3.40%

Asset Quality
Total nonaccrual loans	$50,206	$39,736	$32,141	$34,608	$18,227	$50,206	$18,227
Loans past due 90 days and still accruing	4,310	-	854	184	146	4,310	146
Other real estate owned	5,663	4,401	4,401	2,684	-	5,663	-
Total non-performing assets	$60,179	$44,137	$37,396	$37,476	$18,373	$60,179	$18,373
Non-performing assets: guaranteed portion	$36,876	$34,340	$28,240	$29,236	$13,792	$36,876	$13,792
Non-performing assets: non-guaranteed portion	$23,303	$13,188	$12,547	$10,364	$4,581	$23,303	$4,581

Non-performing assets to total assets	4.20%	3.17%	2.75%	2.88%	1.49%	4.20%	1.49%
Non-performing assets, excluding guaranteed, to total assets(2)	1.63%	0.70%	0.67%	0.63%	0.37%	1.63%	0.37%
Net charge-offs	$1,167	$1,457	$557	$836	$870	$2,624	$1,698

Loans past due 30-89 days and accruing	$4,937	$6,255	$9,843	$3,595	$8,182	$4,937	$8,182
Loans past due 30-89 days and accruing: guaranteed portion	$2,491	$2,474	$4,574	$2,351	$5,650	$2,491	$5,650
Loans past due 30-89 days and accruing: non-guaranteed portion	$2,445	$3,781	$5,269	$1,244	$2,532	$2,445	$2,532

Allowance for credit losses (ACL)	$12,418	$10,755	$9,890	$10,577	$9,205	$12,418	$9,205
Nonaccrual loans	$50,206	$39,736	$32,141	$34,608	$18,227	$50,206	$18,227
ACL to nonaccrual loans	25%	27%	31%	31%	51%	25%	51%
ACL to nonaccrual loans, excluding guaranteed(2)	70%	122%	136%	141%	208%	70%	208%
ACL to loans	1.19%	1.05%	1.03%	1.12%	1.06%	1.19%	1.06%
ACL to loans, excluding guaranteed(2)	1.42%	1.27%	1.28%	1.42%	1.36%	1.42%	1.36%

Book Value
Stockholders’ Equity	$172,810	$167,622	$165,755	$158,193	$151,749	$172,810	$151,749
Common shares outstanding	14,470	14,470	14,385	14,288	14,274	14,470	14,274
Book value per common share	$11.94	$11.58	$11.52	$11.07	$10.63	$11.94	$10.63
Full-Time Equivalent Employees	189	189	184	187	188	189	188

(1) Ratios are annualized on an actual/actual basis
(2) See Reconciliation of Non-GAAP Financial Measures

GBank Financial Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended					For the Six Months Ended
($'s in 000, except per share data)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025

Pre-Provision Net Revenue(1)
Net Interest Income	$12,801	$12,191	$13,455	$12,998	$12,388	$24,992	$24,282
Non-Interest Income	9,149	7,454	7,263	7,177	5,384	16,603	10,847
Net Revenue	$21,950	$19,645	$20,718	$20,175	$17,772	$41,595	$35,129
Non-Interest Expense	11,998	15,876	11,460	12,317	10,396	27,874	21,303
Pre-Provision Net Revenue	$9,952	$3,769	$9,258	$7,858	$7,376	$13,721	$13,826
Less:
(Provision) Net Benefit for Credit Losses	(2,844)	(2,293)	182	(2,219)	(1,092)	(5,137)	(1,813)
Provision For Income Taxes	(1,625)	(139)	(2,026)	(1,282)	(1,486)	(1,764)	(2,710)
Net Loss Attributable to Equity Investment	(21)	(22)	(18)	(49)	(43)	(43)	(78)
Net Income	$5,462	$1,315	$7,396	$4,308	$4,755	$6,777	$9,225

Adjusted Diluted Earnings Per Share Excluding Unusual Items(2)
Net Income	$5,462	$1,315	$7,396	$4,308	$4,755	$6,777	$9,225
Unusual Items:
Form S-1 and Uplift Costs	-	-	-	30	290	-	1,049
Severance Expenses	-	-	257	1,001	-	-	-
Credit Card Fraud Losses	52	4,213	-	-	-	4,265
Costs Incurred Related to Discontinued Credit Card Marketing Campaign	-	-	416	1,692	-	-	-
Net Gain on Sales of Investment Securities	-	-	(426)	-	-	-	-
Tax Effect of Unusual Expenses (a)	(12)	(963)	(55)	(605)	(64)	(975)	(233)
Net Income Excluding Unusual Items	$5,502	$4,565	$7,588	$6,426	$4,981	$10,067	$10,041

Weighted average diluted shares outstanding	14,544	14,506	14,555	14,525	14,551	14,511	14,536

Diluted Earnings Per Share	$0.38	$0.09	$0.51	$0.30	$0.33	$0.47	$0.63
Adjusted Diluted Earnings Per Share Excluding Unusual Expenses	$0.38	$0.31	$0.52	$0.44	$0.34	$0.69	$0.69

Gain on Loan Sales Margin(1)
Gain on Sale of Loans	$5,544	$3,790	$3,625	$3,592	$2,593	$9,334	$5,130
Loans Sold	110,075	79,036	92,258	110,820	82,140	189,111	150,860
Gain on Loan Sales Margin	5.04%	4.79%	3.93%	3.24%	3.16%	4.94%	3.40%

Guaranteed Loans as a Percent of Loans(3)
SBA and USDA Guaranteed Loans	$174,971	$177,617	$183,739	$193,688	$192,324	$174,971	$192,324
Loans, Net of Deferred Fees and Costs	1,047,352	1,025,136	959,269	940,591	871,630	1,047,352	871,630
Guaranteed Loans as a % of Loans	16.7%	17.3%	19.2%	20.6%	22.1%	16.7%	22.1%

Non-performing assets, excluding guaranteed, to total assets(3)
Non-performing assets	$60,179	$44,137	$37,396	$37,476	$18,373	$60,179	$18,373
Less: SBA and USDA guaranteed portions of non-performing assets	36,876	34,340	28,240	29,236	13,792	36,876	13,792
Non-performing assets, excluding guaranteed portions	23,303	9,797	9,156	8,240	4,581	23,303	4,581
Total assets	1,431,702	1,393,812	1,359,491	1,301,378	1,232,424	1,431,702	1,232,424
Non-performing assets, excluding guaranteed, to total assets	1.63%	0.70%	0.67%	0.63%	0.37%	1.63%	0.37%

Allowance for credit losses (ACL) to nonaccrual loans, excluding guaranteed(3)
Nonaccrual loans	$50,206	$39,736	$32,141	$34,608	$18,227	$50,206	$18,227
Less: SBA and USDA guaranteed portions of nonaccrual loans	32,481	30,949	24,849	27,112	13,792	32,481	13,792
Nonaccrual loans, excluding guaranteed portions	17,725	8,787	7,292	7,496	4,435	17,725	4,435
ACL to nonaccrual loans, excluding guaranteed	70%	122%	136%	141%	208%	70%	208%

ACL to loans, excluding guaranteed(3)
Loans, net of deferred fees and costs	$1,047,352	$1,025,136	$959,269	$940,591	$871,630	$1,047,352	$871,630
Less: SBA and USDA guaranteed portions of loans	174,971	177,617	183,739	193,688	192,324	174,971	192,324
Loans, excluding guaranteed	872,381	847,519	775,530	746,903	679,306	872,381	679,306
ACL to loans, excluding guaranteed	1.42%	1.27%	1.28%	1.42%	1.36%	1.42%	1.36%

Non-GAAP Financial Measures Footnotes
(1) We utilize this non-GAAP measurement to present trends in income generation of the Company.
(2) We utilize this non-GAAP measurement to present the core earnings and core ratios of the Company by excluding certain significant one-time expenses.
(3) We utilize these non-GAAP measurements to provide useful metrics regarding the at-risk assets of the Company.

(a) Estimated tax impact calculated using each respective period's effective tax rate.